SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)              April 24, 2001
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                            Springs Industries, Inc.
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               (Exact Name of Registrant as Specified in Charter)


      South Carolina                  1-5315                  57-0252730
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      (State or Other              (Commission               (IRS Employer
       Jurisdiction                File Number)           Identification No.)
     of Incorporation)


  205 North White Street, Fort Mill, South Carolina              29715
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       (Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code          (803) 547-1500
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         (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5.     OTHER EVENTS.

            On April 24, 2001, Springs Industries, Inc. (the "Company") entered into a recapitalization agreement, dated as of April 24, 2001 (the "Recapitalization Agreement"), with Heartland Springs Investment Company ("Heartland Springs"), a corporation newly organized by Heartland Industrial Partners, L.P. ("Heartland"), pursuant to which Heartland Springs will be merged with and into the Company, with the Company as the surviving corporation (the "Recapitalization"). At the effective time of the Recapitalization, (i) each share of class A common stock of the Company, par value $.25 per share ("Class A Common Stock"), and class B common stock of the Company, par value $.25 per share ("Class B Common Stock"), not owned by the Close family, by Heartland (or its co-investors), by members of management with respect to shares such members do not elect to convert into cash and by shareholders of Class B Common Stock who exercise their dissenters' rights, would be converted into the right to receive $46.00 in cash, (ii) each share of Class A Common Stock and Class B Common Stock owned by the Close family, by Heartland (and its co-investors) and by members of management with respect to shares such members do not elect to convert into cash would remain outstanding and (iii) each share of common stock of Heartland Springs, all of which are held by Heartland (and its co-investors), would be converted into one share of Class A Common Stock. As a result, the Company would become privately held by the Close family, whose ownership interest in the Company's common stock would increase from approximately 41% to approximately 55%, and Heartland, whose ownership interest in the Company's common stock would be approximately 45%.

            Upon the unanimous recommendation of a special committee of independent directors, the Company's board of directors has approved the Recapitalization Agreement. The completion of the Recapitalization is subject to the satisfaction of the closing conditions set forth in the Recapitalization Agreement, including the approval of two-thirds of the outstanding shares of Class A Common Stock and Class B Common Stock, with each share entitled to one vote per share, and the approval of a majority of votes cast by shareholders other than the Close family, Heartland (and its co-investors) and members of management who do not elect to convert shares into cash. Other closing conditions include shareholder approval of a charter amendment exempting the Company from the restrictions on business combinations contained in the South Carolina Code, the receipt of all necessary regulatory approvals and the obtaining of all necessary financing pursuant to definitive financing agreements. The Close family has entered into a shareholders agreement with Heartland and entities affiliated with Heartland pursuant to which, among other things, members of the Close family have agreed to vote all of their shares in favor of the transaction and vote against any competing proposal to acquire the Company. The Company expects to hold the shareholders meeting at which the transaction will be voted upon by late July or early August 2001.

            The value of the Recapitalization, including the assumption of debt, is estimated to exceed $1.2 billion. The Recapitalization will be funded by a $225 million equity commitment from Heartland and a debt commitment from The Chase Manhattan Bank and J.P. Morgan Chase & Co., a division of Chase Securities Inc., providing the balance of the financing necessary to complete the Recapitalization. The debt commitment is subject to customary closing conditions. Heartland will be joined in the transaction by other co-investors that are limited partners in Heartland's investment partnership.


                                      -2-
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            The Company and its directors are named as defendants in several purported class actions brought on behalf of an alleged class consisting of shareholders of the Company other than the defendants and their affiliates. The plaintiffs in these actions allege that the defendants have breached their duties to the Company's shareholders in connection with the proposed Recapitalization, and that the $44.00 per share price initially proposed by the Close family and Heartland was inadequate and unfair. On April 24, 2001, the parties to the cases described above entered into a memorandum of understanding in which the plaintiffs have agreed to settle the lawsuits and dismiss the claims with prejudice, subject to court approval and certain other contingencies.

            The foregoing description of the Recapitalization Agreement is qualified in its entirety by reference to the Recapitalization Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Company's press release announcing the execution of the Recapitalization Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   EXHIBITS.

            2.1 Recapitalization Agreement, dated as of April 24, 2001, between Springs Industries, Inc. and Heartland Springs Investment Company.

            99.1  Press Release, dated as of April 25, 2001.


                                      -3-

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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    SPRINGS INDUSTRIES, INC.

                                    By: /s/ Powers Dorsett
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                                       Name:  C. Powers Dorsett
                                       Title: Senior Vice President, General
                                              Counsel and Secretary

April 30, 2001



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                                  EXHIBIT LIST


  Exhibit                         Description
    No.                           -----------
    ---

     2.1 Recapitalization Agreement, dated as of April 24, 2001, between Springs Industries, Inc. and Heartland Springs Investment Company.

    99.1     Press Release, dated as of April 25, 2001.